Exhibit 99.(14)(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prudential Investment Portfolios, Inc. 17

We consent to the use of our report dated December 23, 2013, with respect to the Prudential Total Return Bond Fund, a series of Prudential Investment Portfolios, Inc. 17, incorporated by reference into the statement of additional information and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the proxy statement/prospectus.

New York, New York

November 10, 2014